Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Franklin BSP Realty Trust, Inc. 2021 Equity Incentive Plan of Franklin BSP Realty Trust, Inc., formerly Benefit Street Partners Realty Trust, Inc., of our report dated March 10, 2021, with respect to the consolidated financial statements of Franklin BSP Realty Trust Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 12, 2021